Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), pursuant to Article 12 of CVM Instruction No. 358/02, announced that, on this date, it received the following correspondence from J. SAFRA SERVIÇOS DE ADMINISTRAÇÃO FIDUCIÁRIA LTDA., transcribed below:

“To:

Oi S.A. – In Judicial Reorganization

CNPJ/MF No. 76.535.764/0001-43

Attention Mr. Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Officer

RE: DISCLOSURE OF INFORMATION REGARDING TRADING OF MATERIAL AMOUNT OF SHARES AND TRADING BY CONTROLLING ENTITIES AND SHAREHOLDERS – ARTICLE 12 OF ICVM 358/2002.

J.SAFRA SERVIÇOS DE ADMINISTRAÇÃO FIDUCIARIA LTDA., a limited liability company with headquarters located on Avenida Paulista, No. 2100, São Paulo/SP, registered under Corporate Taxpayers’ Registry (CNPJ/MF) No. 06.947.853/0001-11, duly registered with the CVM to manage equity portfolios pursuant to CVM Declaration No. 14,105, dated February 23, 2015, in its capacity as Administrator of Investment Funds managed by BANCO SAFRA S.A. – CNPJ/MF 58.160.789/0001-28, pursuant to the provisions of Article 12 of CVM Instruction 358, dated January 12, 2002, hereby informs that the funds under management of Banco Safra S.A., on the closing date of August 3, 2017, reduced their equity in Oi S.A. ordinary shares (OIBR3) and OI S.A. preferred shares (OIBR4), to a percentage lower than 5% (five percent), as detailed below.

I.	name and identification of the acquirer, indicating the Corporate Taxpayers’ Registry number;	BANCO SAFRA S/A - In its capacity as fund manager
II.	reasons for obtaining the equity and the target amount to be obtained

The investor does not intend to alter the Company’s control or management structure; however, it protects, and intends to assert, all of its rights as shareholder to protect the economic interests of its clients. The fund does not have a pre-established target amount for its investment/equity in the Company.

III.	number of shares, subscription bonus, and subscription rights for shares and stock options, by type and class, already held directly or indirectly, by the acquirer or affiliate of the acquirer	OIBR3 - Ordinary Quantity = 33,273,000 Percentage = 4.98% Close of August 3, 2017	OIBR4 – Preferred Quantity = 7,788,700 Percentage = 4.94% Close of August 3, 2017
IV.	number of convertible notes, already held, directly or indirectly, by the acquirer or affiliate of the acquirer, specifying the quantity of shares subject to potential conversion, by type and class	Not applicable
V.	indication of any agreement or contract regulating the exercise of voting rights or the purchase and sale of the Company’s securities.	Not applicable

We remain available for any additional clarifications.

Sincerely,

J. SAFRA SERVIÇOS DE ADMINISTRAÇÃO FIDUCIÁRIA LTDA.
Legal Department
juridico.asset@safra.com.br
(11) 3175-7598/ 8981 / 4225”

Rio de Janeiro, August 4, 2017.

Oi S.A. – In Judicial Reorganization
Ricardo Malavazi Martins
Chief Financial Officer and Investor Relations Officer